Exhibit (n)(ii)

                             CDC Nvest Funds Trust I
                            CDC Nvest Funds Trust II
                            CDC Nvest Funds Trust III
                           CDC Nvest Companies Trust I

     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                     As amended effective December 13, 2001

Each series of CDC Nvest Funds Trust I, CDC Nvest Funds Trust II, CDC Nvest Funds Trust III and the CDC Nvest AEW Real Estate Fund series of CDC Nvest Companies Trust I (each series individually a "Fund" and such Trusts collectively the "Trusts") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares and Class Y shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds' prospectuses as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust, by action of the Board of Trustees of each Trust.

Initial Sales Charge

Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940 (the "1940 Act") and as described in the Funds' prospectuses as from time to time in effect.

Class C shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of 1.00% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class C shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect. Prior to December 1, 2000, Class C shares were offered at a public offering price equal to their NAV, without an initial sales charge.

Class B and Class Y shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

Purchases of Class A shares of $1 million or more, purchases of Class C shares or purchases by certain retirement plans as described in the Funds prospectuses, that are redeemed within one year from purchase are subject to a contingent deferred sales charge (a "CDSC") of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class A and C shares are not otherwise subject to a CDSC.

Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% (4% for shares purchased prior to May 1, 1997) of either the purchase price or the NAV of the shares redeemed, whichever is less; such percentage declines the longer the shares are held, as described in the Funds' prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or capital gain distributions are not subject to a CDSC.

The CDSC on Class A, Class B and Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

Class Y shares are not subject to any CDSC.


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Service, Administration and Distribution Fees

Class A, Class B and Class C shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plans") for such classes. There is no 12b-1 Plan for Class Y shares.

Class A, Class B and Class C shares each pay, pursuant to the 12b-1 Plans, a service fee of up to .25% per annum of the average daily net assets attributable to such class.

Class A shares do not pay a distribution fee, with the exception that the Class A shares of Nvest Massachusetts Tax Free Income Fund and Nvest Limited Term U.
S. Government Fund pay, pursuant to the 12b-1 Plans, a distribution fee of up to ..10% per annum of the average daily net assets of such Fund attributable to Class A shares.

Class B and Class C shares pay, pursuant to the 12b-1 Plans, a distribution fee of up to .75% per annum of the average daily net assets of such Fund attributable to such class of shares.

Conversion and Exchange Features

Class B shares automatically convert to Class A shares of the same Fund eight years after purchase, except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted. This conversion from Class B shares to Class A shares occurs once per month for all Class B shares that reach their eighth year over the course of that particular month. Class Y shares of a Fund purchased through wrap fee programs offered by certain broker-dealers will, upon termination of the holder's participation in the wrap fee program and at the discretion of the broker-dealer, be converted to Class A shares of the same Fund. Class A, Class C and Class Y shares do not convert to any other class of shares.

Class A shares of any Fund may be exchanged, at the holder's option, for Class A shares of another Fund without the payment of a sales charge, except that if Class A shares of Nvest Short Term Corporate Income Fund are exchanged for shares of a Fund with a higher sales charge, then the difference in sales charges must be paid on the exchange. The holding period for determining any CDSC will include the holding period of the shares exchanged. Class A shares may also be exchanged for Class A shares of Nvest Cash Management Trust or Nvest Tax Exempt Money Market Trust (the "Money Market Funds"), in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, will stop and will resume only when an exchange is made back into Class A shares of a Fund. If such Money Market Fund shares are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. Class A shares of a Money Market Fund so purchased may be exchanged for Class A shares of a Fund without sales charge or CDSC to the same extent as the Class A shares exchanged for the Money Market Fund Class A shares could have been so exchanged. The holding period for determining any CDSC for the acquired Fund shares will not include the period during which the Money Market Fund shares were held, but will include the holding period for the Class A Fund shares that were exchanged for the Money Market Fund shares.

Class A shares of a Fund acquired in connection with certain deferred compensation plans offered by New England Life Insurance Company ("NELICO") and its affiliates to any of their directors, senior officers, agents or general agents may be exchanged, at the holder's option and with the consent of NELICO, for Class Y shares of the same Fund or for Class Y shares of any other Fund that offers Class Y shares.

Class B shares of any Fund may be exchanged, at the holder's option, for Class B shares of another Fund, without the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. Class B shares of any Fund may also be exchanged for Class B shares of a Money Market Fund, without the payment of a CDSC. If such Money Market Fund shares are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged


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would  have been  subject to a CDSC at the time of the  exchange  into the Money
Market Fund. If such Money Market Fund shares are exchanged for Class B shares of a Fund, no CDSC will apply to the exchange, and the holding period for the acquired shares will include the holding period of the shares that were exchanged for the Money Market Fund shares (but not the period during which the Money Market Fund shares were held).

Class C shares of any Fund may be exchanged, at the holder's option, for Class C shares of any other Fund that offers Class C shares, without payment of a sales charge. The holding period for determining any CDSC will include the holding period of the shares exchanged. Class C shares may also be exchanged for Class C shares of a Money Market Fund if available, in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, will stop and will resume only when an exchange is made back into Class C shares of a Fund. If such Money Market Fund shares are subsequently redeemed for cash, they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. Class C shares in accounts of the Money Market Fund established prior to December 1, 2000 or that have previously been subject to a sales charge may be exchanged for Class C shares of a Fund without a sales charge. Class C shares in accounts of the Money Market Fund established on or after December 1, 2000 may exchange into Class C shares of a Fund subject to the Fund's applicable sales charge and CDSC.

Class Y shares of any Fund may be exchanged, at the holder's option, for Class Y shares of any other Fund that offers Class Y shares to the general public, or for Class A shares of a Money Market Fund or of any other Fund which does not offer Class Y shares to the general public.

All exchanges are subject to the eligibility requirements or other restrictions of the Fund to which the shareholder is exchanging.


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